EXHIBIT 99


FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION CONTACT:
                                                John Mears, Managing Director,
                                                Chief Operating Officer
                                                Steve Delmar, Managing Director,
                                                Sales and Marketing
                                                (301) 428-9100

                        MICROLOG CORPORATION ANNOUNCES MANAGEMENT CHANGES

GERMANTOWN, MARYLAND, February 16, 2000--MICROLOG CORPORATION (NASDAQ:MLOG) announced today that Stephen Smith has resigned the position of President and CEO, and relinquished his Board seat, effective today. Mr. Smith has no immediate alternate employment plans, and cited personal reasons for his action.

The Company announced some related changes in management. John Mears and Steve Delmar were named Co-Managing Directors, functioning as the management executive team reporting to the Board. Mr. Mears was named the Chief Operating Officer
(COO), overseeing R&D, operations, and corporate staffs. Mr. Delmar was named to a complementary position, overseeing business development, sales, and marketing. The scope of their combined management responsibilities includes both the Voice Processing Division and the Old Dominion Systems Division. Both Messrs. Mears and Delmar have been nominated to fill two Board seats. Kirk Isenbart, the Company's Controller, will assume the position of principal financial officer for the Company.

Commenting on the changes, David Gische, Chairman of the Board, stated, "While we are disappointed to lose Steve Smith as a part of our team, we recognize the need for efficiencies, new business focus, and the rationalization of the business up to and including the executive suite. We respect what Steve has done for us in the short time he's been with us, and we likewise respect his need to attend to personal matters. We wish him well in whatever he does. As well, we have confidence that John Mears and Steve Delmar can provide the continuity and leadership to move the Company in the positive direction that they have worked to establish over the last two years."

Headquartered in Germantown, Maryland, Microlog Corporation designs, develops, markets, and supports a wide variety of Contact Center offerings including: interactive voice response (IVR), Web-based, multi-channel, unified queuing software, and system integration (SI) consultation. The Company's award winning products and services have found wide acceptance in the government, retail, collections, health care, and utility markets, as well as industries reliant on inbound and outbound contact center technologies. Old Dominion Systems (ODS), a division of Microlog Corporation of Maryland, provides technical and administrative support to prime US government contractors. ODS's comprehensive technical capabilities include systems performance analysis, software development life cycle support, data management support, and information management services.

Statements  in this news release  concerning  future  results,  performance,  or expectations are forward-looking statements. Actual results, performance, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks and uncertainties, including the Company's ability to introduce new call center products on a timely manner, the demand for such products, demand for professional services, technological innovation and competition, the Company's ability to control costs, and other factors including those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases, and other communications.


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